Exhibit 99.2

[AMPAL LOGO]

FOR:	AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:	Irit Eluz CFO - SVP Finance & Treasurer 1 866 447 8636 irit@ampal.com

FOR:	Israel Infrastructure Fund
CONTACT:	Yaron Kestenbaum – CEO 011-972-3-7110711 Kestenbaum.Y@iif.co.il

FOR:	KM/KCSA Investor Relations
CONTACT:	Roni Gavrielov 011-972-3-516-7620 roni@km-ir.co.il

Marybeth Csaby / David Burke 212-896-1236 / 212-896-1258 mcsaby@kcsa.com / dburke@kcsa.com

FOR:	Fleisher Communication & Public Relations
CONTACT:	Dana Kamrat/Keren Paz 011-972-3-624-1241 danakfleisher-pr.com keren@fleisher-pr.com

Ampal-American Israel Corporation and Israel Infrastructure Fund Establish a Joint Venture with Institutional Investors in Israel to hold Interests in EMG.

TEL AVIV, Israel, November 30, 2007 - Ampal-American Israel Corporation (Nasdaq:AMPL) and Israel Infrastructure Fund (“IIF”), leading a group of institutional investors, announced the closing of a joint venture to invest in East Mediterranean Gas. Co. (S.A.E.), an Egyptian corporation (“EMG”). Ampal and the institutional investors will each hold a 50% interest in the joint venture. The formation of the joint venture was announced on June 7, 2007.

The joint venture is a newly formed Israeli limited partnership, "Merhav Ampal Energy Holdings, LP" whose general partner is an Israeli company equally owned by Merhav Ampal Energy Ltd. (a wholly owned subsidiary of Ampal) and IIF. IIF, leading the group of institutional investors in the joint venture, is a private equity fund specializing in investment opportunities in infrastructure projects.

EMG is an Egyptian joint stock company that has been given the right to export natural gas from Egypt to Israel and other locations in the East Mediterranean basin including via an underwater pipeline. The pipeline, which EMG expects to be completed during the first quarter of 2008, will run from El-Arish, Egypt to Ashkelon, Israel.

At closing, the joint venture purchased a 4.3% interest in EMG from Merhav (m.n.f) Ltd. (“Merhav”) for a purchase price of approximately $95,355,000, using funds provided by the institutional investors. This represents the same purchase price (on a per share basis) paid by Ampal for its December 2006 purchase of EMG shares.

In addition to the joint venture’s purchase from Merhav, Ampal contributed, at closing, a 4.3% interest in EMG into the joint venture, which will hold a total of 8.6% of the outstanding shares of EMG. Ampal's contribution is being valued at the same price per EMG share as the joint venture’s purchase from Merhav.

After closing, Ampal’s beneficial interest in EMG remained 12.5% of the outstanding shares of EMG, with 8.2% held directly and 4.3% held by through the joint venture.

Yosef A. Maiman, the Chairman, President and CEO of the Company and a member of the controlling shareholder group of the Company, is the sole owner of Merhav. After this transaction, Merhav continues to hold 8.2% of EMG.

About Ampal

Ampal and its subsidiaries primarily acquire interests in businesses located in the State of Israel or that are Israel-related. Ampal has diversified interests in the following sectors: Energy, Real Estate and others. For more information about Ampal please visit our web site at www.ampal.com.

About Israel Infrastructure Fund

IIF is a private equity fund specializing in investment opportunities in infrastructure projects with the potential to generate significant interest and dividend income and capital appreciation. IIF has diversified interests in the following sectors: Energy, Water, Environment, Transport and others. For more information about IIF please visit our web site at www.iif.co.il

Safe Harbor Statement

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements